Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) of The Stanley Works and the related Joint Proxy Statement/Prospectus of The Stanley Works and The Black & Decker Corporation and to the incorporation by reference therein of our reports dated February 16, 2009, with respect to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting, included in The Black & Decker Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
January 13, 2010